U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

November 29, 2011

Commission file number 001-10196
STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	23-2517953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona  85260

(Address of principal executive offices) (Zip Code )

(480) 556-9303

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective November 29, 2011, Barry M. Goldwater, Jr., resigned as Chairman of the Company.  Mr. Goldwater remains as a Director of the Company, a position he has held since March 2006.

On November 29, 2011, the Board of Directors elected Frank Perrotti, Jr., as Chairman.  Mr. Perrotti is a highly successful and well regarded businessman with a proven track record of growing businesses organically and through acquisitions.  He recently extended a $2 million credit facility to the Company to accelerate its national rollout of MyStudio's throughout the U.S.   The new credit facility is in addition to loans Mr. Perrotti has previously provided the Company.  Mr. Perrotti joined the Company's Board of Directors in February 2011.

Mr. Perrotti is Founder, Chairman & Chief Investment Officer of FPJ Investments, a real estate and private investment firm. The firm focuses on the acquisition of undervalued assets in both the public and private marketplace. A notable investment of FPJ was the acquisition of Field Brook Farms out of bankruptcy. The company was then built into the largest private label ice cream packer in the United States. Prior to founding FPJ Investments, Mr. Perrotti was Chairman & CEO of Northeast Waste Services. Northeast was built through the acquisitions of over twenty-five companies, and, at the time of its, sale was the largest privately-owned diversified waste company in New England. In addition to his duties at FPJ Investments, he currently serves as a Director of Prime Bank, a regionally-focused business bank located in Connecticut.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.
Dated: December 6, 2011	By:	/s/ Kenneth R. Pinckard
Kenneth R. Pinckard
Vice President